FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

SSI Investments II Limited Reports First Quarter Fiscal 2012 Results

NASHUA, NH, June 9, 2011 - SSI Investments II Limited (“SSI II”), a parent company of SkillSoft Limited (formerly SkillSoft PLC), a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small- to medium-sized businesses, today announced financial results for its first fiscal quarter of fiscal 2012.

Basis of Presentation

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSI II, completed its acquisition of SkillSoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from SkillSoft PLC to SkillSoft Limited (“SkillSoft”).  Unless otherwise indicated or the context otherwise requires, the terms the “Company”, “we”, “us”, “our” and other similar terms mean (a) prior to the Acquisition of SkillSoft, SkillSoft and its subsidiaries (the “Predecessor”), and (b) from and after the Acquisition of SkillSoft, SSI II and its subsidiaries including SkillSoft (the “Successor”).  Certain information furnished in this press release and the accompanying financial information, is presented for the Predecessor and Successor periods.

The Company's management has also furnished in this press release and the accompanying financial information non-GAAP adjusted EBITDA and days sales outstanding (DSOs) from non-GAAP revenue, which are financial measurements that do not comply with generally accepted accounting principles (GAAP) in the United States.  As used herein, EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income and other income (expense).  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance including, among other things, merger and integration related expenses, stock-based compensation, amortization and business realignment strategy charges.  DSOs from non-GAAP revenue excludes fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures, such as adjusted EBITDA, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.  The Company’s management believes that DSOs are useful as a comparison of the current period DSOs to the prior period in order for the Company’s management to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business.

Fiscal 2012 First Quarter Results

The Company reported total revenue of $76.4 million for its first quarter ended April 30, 2011 of its fiscal year ending January 31, 2012 (fiscal 2012), which represented a $0.5 million net reduction from the $76.9 million reported in its first quarter of the fiscal year ended April 30, 2010 (fiscal 2011).  Revenues decreased approximately $5.3 million due to the unamortized fair value adjustments to deferred revenue in purchase accounting related to the Acquisition, which was partially offset by incremental first quarter fiscal 2012 revenues generated from increased current and prior period bookings, as compared to first quarter fiscal 2011 revenues generated from bookings.

The Company’s net loss was $22.4 million for the first quarter of fiscal 2012 as compared to net income of $12.6 million for the first quarter of fiscal 2011.  The significant components of the Acquisition and Acquisition related activities include the following for the first quarter ended April 30, 2011 (amounts in millions):

Fair value adjustments to deferred revenue in purchase accounting	$5.3
Amortization of intangible assets related to content and technology	16.0
Fair value adjustments to prepaid commissions in purchase accounting	(0.5)
Amortization of intangible assets	15.6
Interest expense from new borrowings	14.9
$51.3

Gross margin was 70% for the Company’s fiscal 2012 first quarter as compared to 91% for the fiscal 2011 first quarter.  The decrease in gross margin for the fiscal 2012 first quarter is primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $5.3 million and the amortization of intangible assets related to content and technology from purchase accounting of $16.0 million.

Research and development expenses increased to $13.0 million in the fiscal 2012 first quarter from $9.7 million in the fiscal 2011 first quarter.  This increase was primarily due to incremental software and content development expenses of approximately $2.8 million and an increase in headcount related expenses of approximately $0.6 million.  Research and development expenses were 17% of revenue for the fiscal 2012 first quarter as compared to 13% for the fiscal 2011 first quarter, primarily due to the aforementioned expenses as well as a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $5.3 million.

Sales and marketing expenses increased to $27.1 million in the fiscal 2012 first quarter from $24.8 million in the fiscal 2011 first quarter. These expenses increased approximately $1.9 million due to an increase in headcount and headcount related expenses, $0.8 million related to commission expense and $0.6 million related to consulting expenses.  These amounts were partially offset by approximately $0.5 million of expense reduction from the fair value adjustments to prepaid commissions in purchase accounting related to the Acquisition and approximately $0.5 million due to the absence of stock-based compensation expense related to the Predecessor.  Sales and marketing expenses were 36% of revenue for the fiscal 2012 first quarter as compared to 32% for the fiscal 2011 first quarter, primarily due to the aforementioned expenses as well as a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $5.3 million.

General and administrative expenses decreased to $8.1 million in the fiscal 2012 first quarter from $8.5 million in the fiscal 2011 first quarter.  These expenses decreased approximately $0.7 million due to the absence of stock-based compensation expense related to the Predecessor, which was partially offset by approximately $0.4 million in sponsor fees for the fiscal 2012 first quarter.  General and administrative expenses were 11% of revenue for the fiscal 2012 first quarter, which is inclusive of a decrease in revenues from fair value adjustments to acquired deferred revenues in purchase accounting of $5.3 million, as compared to 11% for the fiscal 2011 first quarter.

Interest expense increased to $14.9 million for the fiscal 2012 first quarter as compared to $2.4 million reported by the Predecessor in the fiscal 2011 first quarter. The increase in interest expense is primarily due to the borrowings under the senior credit facilities and senior notes incurred in connection with the Acquisition.

Acquisition related expenses for the fiscal 2012 first quarter were $0.3 million as compared to $5.3 million reported by the Predecessor in the fiscal 2011 first quarter. The fiscal 2012 first quarter expenses related primarily to professional fees incurred in connection with the 50 Lessons Limited asset acquisition, which was completed in the fiscal 2012 first quarter.  The fiscal 2011 first quarter expenses related primarily to the professional fees incurred in connection with the Acquisition reported by the Predecessor.

For the fiscal 2012 first quarter, the Company’s tax benefit from continuing operations was $4.8 million and consisted of a cash tax provision of $1.4 million and a non-cash tax benefit of $6.2 million.  This compares to a $5.8 million tax provision reported by the Predecessor for the fiscal 2011 first quarter, which consisted of cash tax provision of approximately $2.1 million and a non-cash tax provision of approximately $3.7 million.  The Company recorded a tax benefit in the fiscal 2012 first quarter due to our loss from operations, as opposed to the corresponding fiscal 2011 first quarter of the Predecessor, in which tax expense was recorded due to income from operations.

Non-GAAP adjusted EBITDA for the fiscal 2012 first quarter was $27.3 million, as compared to $29.3 million for the fiscal 2011 first quarter.  The components of Non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	First Quarter Fiscal 2012	First Quarter Fiscal 2011
Net (loss) income, as reported	$(22.4)	$12.6
Interest expense, net	14.9	2.3
Depreciation and amortization	1.0	1.1
Amortization of intangible assets	31.6	0.9
(Benefit) Provision for income taxes	(4.8)	5.8
EBITDA	20.3	22.7

Stock-based compensation expense	-	1.4
Other (income) expense	1.3	(0.1)
Sponsor fees	0.4	-
Consulting and advisory fees	0.2	-
Acquisition related expenses	0.3	5.3
Fair value adjustments to prepaid commissions in purchase accounting	(0.5)	-
Fair value adjustments to deferred revenue n purchase accounting	5.3	-
Non-GAAP adjusted EBITDA	$27.3	$29.3

The Company’s senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of borrowing availability under the revolving credit facility only.  The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time). The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions. The Company’s senior credit facilities and senior notes also include various nonfinancial covenants.  As of April 30, 2011, the Company is in compliance with this financial covenant and all nonfinancial covenants.

The Company had approximately $70.5 million in cash, cash equivalents and restricted cash as of April 30, 2011 as compared to $35.2 million as of January 31, 2011.  This increase is primarily due to cash provided by operations of $43.4 million.  The increase was partially offset by principal payments on the Company’s senior credit facilities of $4.6 million, the asset acquisition of 50 Lessons Limited, net of cash received of $3.8 million and purchases of property and equipment of $0.9 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

The Company’s DSOs from non-GAAP revenues were in the targeted range for the fiscal 2012 first quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs from non-GAAP revenues were 6 days in the fiscal 2012 first quarter as compared to 5 days in year ago period and 10 days in the fourth quarter or fiscal 2011.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenues were 80 days in the fiscal 2012 first quarter as compared to 77 days in the first quarter of fiscal 2011 and 153 days in the fourth quarter of fiscal 2011.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Thursday, June 9, 2011 at 8:30 a.m. EDT to discuss the Company’s fiscal 2012 first quarter financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial (800) 322-9079 or (973) 582-2717 for international callers and use the following passcode: 71681518.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EDT on June 10, 2011 until 11:59 p.m. EDT on June 16, 2011. The replay number is (800) 642-1687 or (706) 645-9291 for international callers, passcode: 71681518. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.

About SSI II

SSI Investments II Limited is an indirect parent of SkillSoft Limited, a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.  SkillSoft is on the web at http://www.skillsoft.com.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft's Books24x7(R) product offering includes access to more than 29,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search & Learn(R), SkillSoft(R) Dialogue(TM) virtual classroom, and inGenius(R).

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue and inGenius are trademarks or registered trademarks of SkillSoft Ireland Limited in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; that our business is subject to currency fluctuations that could adversely affect our operating results; and that we may be unable to protect our proprietary rights.  You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands)

	Successor	Predecessor
	Three Months Ended April 30,
	2011	2010
Revenues	$76,395	$76,918
Cost of revenues (1)	7,285	7,083
Cost of revenues - amortization of intangible assets	15,986	32

Gross profit	53,124	69,803

Operating expenses:
Research and development (1)	12,954	9,669
Selling and marketing (1)	27,132	24,804
General and administrative (1)	8,068	8,493
Amortization of intangible assets	15,669	896
Acquisition related expenses	308	5,322

Total operating expenses	64,131	49,184

Other (expense) income, net	(1,335)	111
Interest income	30	82
Interest expense	(14,914)	(2,370)

Income before provision for income taxes	(27,226)	18,442

Provision for income taxes - cash	1,392	2,130
(Benefit) provision for income taxes - non-cash	(6,187)	3,709

Net (loss) income	$(22,431)	$12,603

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$-	$13
Research and development	-	201
Selling and marketing	-	523
General and administrative	-	705
	$-	$1,442

SSI Investments II
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	April 30, 2011	January 31, 2011

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$70,403	$35,199
Restricted cash	64	59
Accounts receivable, net	80,162	144,665
Deferred tax assets	1,673	1,644
Prepaid expenses and other current assets	26,205	25,717

Total current assets	178,507	207,284

Property and equipment, net	5,597	4,977
Goodwill	571,494	564,516
Intangible assets, net	563,504	590,162
Deferred tax assets	3,107	2,291
Other assets	22,697	23,757

Total assets	$1,344,906	$1,392,987

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$9,334	$8,487
Accounts payable	4,534	5,189
Accrued expenses	43,586	48,475
Deferred tax liabilities	7,504	4,615
Deferred revenue	175,612	196,803

Total current liabilities	240,570	263,569

Long term debt	617,565	622,973
Deferred tax liabilities	69,073	75,178
Other long term liabilities	3,804	3,444
Total long-term liabilities	690,442	701,595

Total stockholders' equity	413,894	427,823

Total liabilities and stockholders' equity	$1,344,906	$1,392,987

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Successor	Predecessor
	Three Months Ended April 30,
	2011	2010

Cash flows from operating activities:

Net (loss) income	$(22,431)	$12,603
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Share-based compensation	-	1,442
Depreciation and amortization	993	1,070
Amortization of intangible assets	31,655	928
(Provision for) recovery of bad debts	(43)	109
(Benefit) provision for income taxes - non-cash	(6,187)	3,709
Non-cash interest expense	1,105	1,822
Tax effect related to exercise of non-qualified stock options	-	(323)
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	67,595	73,768
Prepaid expenses and other current assets	72	307
Accounts payable	(1,489)	(1,424)
Accrued expenses, including long-term	(3,028)	(16,671)
Deferred revenue	(24,891)	(27,399)

Net cash provided by operating activities	43,351	49,941

Cash flows from investing activities:

Purchases of property and equipment	(907)	(230)
Purchases of investments	-	(2,553)
Maturity of investments	-	1,850
Acquisition of 50 Lessons, net of cash received	(3,820)	-
(Increase) decrease in restricted cash, net	(5)	19

Net cash used in investing activities	(4,732)	(914)

Cash flows from financing activities:

Exercise of stock options	-	2,990
Capital contribution	325	-
Proceeds from employee stock purchase plan	-	1,666
Principal payments on Senior Credit Facilities	(4,605)	(45,101)
Acquisition of treasury stock	-	-
Tax effect related to exercise of non-qualified stock options	-	323

Net cash used in financing activities	(4,280)	(40,122)

Effect of exchange rate changes on cash and cash equivalents	865	(130)

Net increase in cash and cash equivalents	35,204	8,775
Cash and cash equivalents, beginning of period	35,199	76,682

Cash and cash equivalents, end of period	$70,403	$85,457